Insider Trading Policy

This Insider Trading Policy (this “Policy”) provides guidelines to directors, officers, employees and consultants of Navigator Holdings Ltd. (the “Company”) with respect to transactions in the Company’s securities (such as common shares, options to buy or sell common shares, warrants and convertible securities) and derivative securities relating to the Company’s common shares, whether or not issued by the Company (such as exchange-traded options) for the purpose of promoting compliance with applicable securities laws.
This Policy applies to directors, officers, employees and consultants who receive or are aware of Material, Non-Public Information (as defined below) regarding: (1) the Company, and (2) any other company with publicly-traded securities, including the Company’s customers, joint-venture or strategic partners, vendors and suppliers (“Business Partners”), obtained in the course of employment by or in association with the Company. This Policy also applies to any person who receives Material, Non-Public Information from an insider. The people to whom this Policy applies are referred to in this Policy as “insiders”. All insiders must comply strictly with this Policy.
The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.
You should read this Policy carefully, and if you have any questions, please ask the Company’s Head of Legal.

1.Definitions and Explanations
1.1.Material, Non-Public Information
1.1.1.What Information is “Material”?

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. Information that is likely to affect the price of a company’s securities (whether positive or negative) is almost always material. It is also important to remember that either positive or negative information may be material. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material information. Common examples of material information include:
•Unpublished financial results (annual, quarterly or otherwise);
The above list is for illustration purposes only. If securities transactions become the subject of scrutiny, they will be viewed after-the-fact and with the benefit of hindsight. Therefore, before engaging in any securities

1.1.2.What Information is “Non-Public”?
Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public and the investing public must have had time to absorb the information fully. Generally, one should allow two full Trading Days (as defined below) following publication as a reasonable waiting period before information is deemed to be public.

1.1.4.Trading Day
A day on which national stock exchanges or the Over- The-Counter Bulletin Board Quotation System are open for trading, and a “Trading Day” begins at the time trading begins.

2.General Policy
•Unpublished projections of future earnings or losses;
•News of a pending or proposed merger or joint venture;
•News of a significant acquisition (including the acquisition of a vessel) or a sale of significant assets;
•News of entry into a new time charter or bareboat charter;
•Impending announcements of bankruptcy or financial liquidity problems;
•Gain or loss of a substantial customer or supplier;
•Changes in the Company’s distribution policy;
•Common share splits;
•Changes in the Company’s or its subsidiaries’ credit ratings;
•New equity or debt offerings;
•Significant developments in litigation or regulatory proceedings; and
•Changes in management.

transaction, you should consider carefully how the U.S. Securities and Exchange Commission (“SEC”) and others might view your transaction in hindsight and with all of the facts disclosed.
1.1.3.Related Person
With respect to the Company’s insiders:
•Any family member living in the insider’s household (including a spouse, minor child, minor
•stepchild, parent, stepparent, grandparent, sibling, in- law) and anyone else living in the insider’s household;
•Family members who do not live in the insider’s household but whose transactions in Company securities are directed by the insider or subject to the insider’s influence or control;
•Companies in which the insider is a general partner;
•Trusts of which the insider is a trustee; and
•Estates of which the insider is an executor.
This Policy prohibits insiders from trading or “tipping” others who may trade in the Company’s securities while aware of Material, Non-Public Information about the Company. Insiders are also prohibited from trading or tipping others who may trade in the securities of another company if they learn Material, Non-Public Information about the other company in connection with their employment by or relationship with the Company. These illegal activities are commonly referred to as “insider trading.”

All insiders should treat Material, Non-Public Information about the Company’s Business Partners with the same care required with respect to Material, Non- Public Information related directly to the Company.

2.1.Trading on Material, Non-Public Information Except as otherwise specified in this Policy, no insider or Related Person shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she is aware of Material,    Non-Public Information    concerning    the Company, and ending at the beginning of the third Trading Day following the date of public disclosure of the Material, Non-Public Information, or at the time that the information is no longer material.
2.2.Tipping Others of Material, Non-Public Information
No insider shall disclose or tip Material, Non-Public Information to any other person (including Related Persons) where the Material, Non-Public Information may be used by that person to his or her profit by
2.4.1.Transactions in Company Debt Securities.
The Company believes that it is inappropriate for its insiders to be creditors of the Company due to actual or perceived conflicts of interest that may arise in connection therewith. Therefore, transactions in Company debt securities, whether or not those securities are convertible into Company common shares, are prohibited by this Policy.

2.4.2.Hedging Transactions and Other Transactions Involving Company
Derivative Securities. Hedging or monetization transactions can permit an individual to hedge against a decline in common share price, while at the same time trading in the securities of the company to which the Material, Non-Public Information relates, nor shall the insider or the Related Person make recommendations or express opinions on the basis of Material, Non-Public Information as to trading in the Company’s securities. Insiders are not authorized to recommend the purchase or sale of the Company’s securities to any other person regardless of whether the insider is aware of Material, Non-Public Information.

2.3.Confidentiality of Material, Non-Public Information
Material, Non-Public Information relating to the Company is the Company’s property and the unauthorized disclosure of Material, Non-Public Information is prohibited. If an insider receives any enquiry from outside the Company (such as a securities analyst) for information (particularly financial results and/or projections) that may be Material, Non-Public Information, the enquiry should be referred to the Company’s Head of Legal.

2.4.Special and Prohibited Transactions
As the Company believes it is improper and inappropriate for its insiders to engage in short-term or speculative transactions involving certain securities, it is the Company’s policy that its insiders may not engage in any of transactions specified below.
eliminating much of the individual’s economic interest in any rise in value of the hedged securities.

As hedging transactions can present the appearance of a bet against the Company, hedging or monetization transactions involving the Company’s securities are completely prohibited, whether or not you are in possession of Material, Non-Public Information. A “short sale,” or sale of securities that the seller does not own at the time of sale or, if owned, that will not be delivered within 20 days of the sale, is an example of a prohibited hedging transaction.

2.4.3.Short-Term Trading.

Short-term trading of Company securities may be distracting and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, insiders who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa).
2.4.4.Standing and Limit Orders
Standing and limit orders (except standing and limit orders under a written plan for trading the Company’s securities, approved pursuant to Rule 10b5-1) should be used only for a very brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when the insider is in possession of Material, Non-Public Information.

2.5.Transactions Not Involving a Purchase or Sale Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the
2.7.No Hardship Waivers
The guidelines set forth in this Section 2 may not be waived.

3.Additional Trading Guidelines and Requirements for Certain Insiders
3.1.Blackout Period and Trading Window
The period beginning at the close of market on the last calendar day of each fiscal quarter or year and ending after two full Trading Days following the date of public disclosure of the financial results for that fiscal quarter (the “Blackout Period”) is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that certain insiders identified by the Company will, during the Blackout Period, often be aware of Material, Non-Public Information about the expected financial results for the quarter. Certain insiders identified by the
Company securities while the officer, employee or director is aware of Material, Non-Public Information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Trading Guidelines and Requirements for Certain Insiders” and the sales by the recipient of the Company securities occur during the Blackout Period (as defined below).

Transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.

2.6.Post-Termination Transactions
The guidelines set forth in this Section II continue to apply to transactions in the Company’s securities even after the insider has terminated employment or other service relationship with the Company as follows: if the insider is aware of Material, Non-Public Information when his or her employment or service relationship terminates, the insider may not trade in the Company’s securities until that information has become public or is no longer material.
Company and who have been notified that they have been so identified (the “Window Group”) are prohibited from trading during the Blackout Period. The Company will endeavour to notify the Window Group when the Blackout Period begins. Insiders who have not been identified as being in the Window Group should adhere to the general prohibitions set forth in this Policy.

To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that the Window Group refrain from executing transactions involving the purchase or sale of the Company’s securities other than during the period commencing at the open of market after the expiration of two full Trading Days following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of market on the last calendar day of each fiscal quarter or year

(“Trading Window”). The safest period for trading in the Company’s securities, assuming the absence of Material, Non-Public Information, is generally the first 10 days of the Trading Window.

From time to time, the Company may also prohibit the Window Group from trading the Company’s securities because of developments known to the Company and not yet disclosed to the public. In this event, the Window Group may not engage in any transaction involving the purchase or sale of the Company’s securities until the information has been known publicly for at least two full Trading Days and should not disclose to others the fact of the trading suspension.

It should be noted that even during the Trading Window, any person aware of Material, Non-Public Information concerning the Company should not engage in any transactions in the Company’s securities until the information has been known publicly for at least two full Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbour” and all insiders should use good judgment at all times.

3.2.Pre-Clearance of Trades
The Company has determined that the Window Group must not trade in the Company’s securities, even during a Trading Window, without first complying with the Company’s “pre-clearance” process. Each member of the Window Group should contact the Company’s Head of Legal prior to commencing any trade in the Company’s securities. The Head of Legal will consult, as necessary, with senior management before clearing any proposed trade.
Please note that clearance of a proposed trade by the Company’s Head of Legal does not constitute legal advice or otherwise acknowledge that a member of the
Window Group does not possess Material, Non-Public Information.

Employees must ultimately make their own judgements regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.

3.3.Hardship Waivers
The guidelines specified in this Section III may be waived, at the discretion of the Company’s Head of Legal, if compliance would create severe hardship or prevent an insider within the Window Group from complying with a court order, as in the case of a divorce settlement. Any exception approved by the Company’s Head of Legal shall be reported immediately to the Audit Committee of the Company’s Board of Directors.

4.Potential Criminal and Civil Liability and/or Disciplinary Action
4.1.SEC Enforcement Action
The adverse consequences of insider trading violations can be staggering and currently include, without limitation, the following:
4.1.1.For individuals who trade on Material, Non-Public Information (or tip information to others):
•A civil penalty of up to three times the profit gained or loss
•avoided resulting from the violation;
•A criminal fine of up to $5.0 million (no matter how small the profit); and/or
•A jail term of up to 20 years.

4.1.2.For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
•A civil penalty of up to the greater of $1.425 million or three times the profit gained or loss avoided as a result of the insider’s violation;
•A criminal penalty of up to $25.0 million; and/or
•The civil penalties may extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

4.2.Disciplinary Action by the Company
Persons who violate this Policy shall be subject to disciplinary action by the Company, which may include termination or other appropriate action.

5.Administration of the Policy
John Reay, Head of Legal of the Company, shall serve as the Compliance Officer for the purposes of this Policy, and in his absence, another employee designated by him shall be responsible for administration of this Policy.

All determinations and interpretations by the Head of Legal shall be final and not subject to further review. This document states a policy of Navigator Holdings Ltd. and is not intended to be regarded as the rendering of legal advice.